EXHIBIT 10.1

RELEASE AND SETTLEMENT AGREEMENT

THIS RELEASE AND SETTLEMENT AGREEMENT (this “Agreement”) is entered into as of October 19, 2007 by and between MEDICAL DISCOVERIES, INC., a Utah corporation (the “Company”), and MERCATOR MOMENTUM FUND, LP, MONARCH POINTE FUND, LTD., and MERCATOR MOMENTUM FUND III, LP, each a private investment entity (the foregoing three investment funds are hereinafter collectively referred to as “MAG”).

RECITALS

WHEREAS, on or about October 2004, the board of directors of the Company (the “Board”) adopted a resolution establishing the rights, preferences, privileges and restrictions of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”);

WHEREAS, the Company thereafter filed with the Secretary of State of the State of Utah (the “Utah SOS”) a Certificate of Designations of Preferences and Rights of the Series A Preferred Stock (the “Certificate”), which Certificate designated the rights of the holders of the Series A Preferred Stock with respect to such preferred stock;

WHEREAS, in connection with an initial round of preferred equity financing, the Company issued to MAG shares of the Series A Preferred Stock pursuant to the terms and conditions of Subscription Agreements each dated October 18, 2004 (the “Subscription Agreements”);

WHEREAS, pursuant to the Certificate, MAG had the right to convert shares of the Series A Preferred Stock at a Conversion Price (as defined in the Certificate) equal to 85% of the Market Price (as defined in the Certificate) except that if an Event of Default (as defined in the Subscription Agreements) occurs, the conversion price is reduced to 75% of the Market Price, subject to a Floor Price (as defined in the Certificate) of $0.05 per share;

WHEREAS, on or around March 2005, in connection with a subsequent round of equity financing pursuant to which the Company issued to MAG additional shares of the Series A Preferred Stock, the Company and MAG agreed to amend the Certificate (the “Amendment”) to delete all references therein to a Floor Price, which Amendment was to be filed with the Utah SOS in accordance with Utah general corporate law;

WHEREAS, the Company failed to file the Amendment with the Utah SOS and, accordingly, the Series A Preferred Stock conversion price is still limited to the $0.05 per share Floor Price;

WHEREAS, the Company is in default of the Subscription Agreements for failing to keep the Registration Statement (as defined in the Subscription Agreements) effective;

WHEREAS, the parties hereto desire to reach an agreement in settlement of any and all past, present, future, actual, potential and unknown losses, costs, expenses and damages that MAG may have suffered as result of the Company’s failure to file the Amendment and to keep the Registration Statement effective (all such losses, expenses and damages, the “Losses”);

WHEREAS, MAG owns all of the issued and outstanding shares of the Series A Preferred Stock; and,

WHEREAS, the parties hereto now desire to enter into a full and complete release and settlement with respect of the Losses, subject to the terms and conditions of this Agreement.

Agreement

NOW, THEREFORE, upon these premises, which are incorporated herein by reference, and for and in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is hereby agreed as follows:

1. Release of Claims. Each of the MAG entities, for themselves, their future, present, and former employees, agents, representatives, consultants, attorneys, fiduciaries, officers, directors, successors, assigns and subsidiary entities (together, the “MAG Parties”) do hereby irrevocably release, remise, acquit, and forever discharge the Company, including all of its future, present, and former employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, managers, partners, predecessors, successors and assigns, subsidiary and parent entities (together, the “Company Parties”), from any and all actions and causes of action, judgments, execution, suits, debts, past, present, future and unknown claims, demands, liabilities, obligations, damages that could be brought by the MAG Parties, and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, or whatsoever kind or nature, in connection with, relating to or otherwise arising out of the Losses and the Company’s failure to file the Amendment. The Company acknowledges that the releases and agreements in this paragraph are limited to the Losses and to damages and other causes of actions related to the Company’s failure to file the Amendment.

2. Covenant Not to Sue. MAG hereby covenants and agrees that neither of them will at any time, directly or indirectly, initiate, maintain, or prosecute, or in any way knowingly aid in the initiation, maintenance, or prosecution, of any past, present, future and unknown claim, demand, or cause of action, at law, in equity, or otherwise, against the Company Parties related to the Losses or the Company’s failure to file the Amendment.

3. Consideration. In consideration of the releases, promises and covenants of MAG set forth herein, the Company hereby issues to MAG warrants (the “Warrants”) to purchase 17 million shares of the Company’s common stock, no par value, at an exercise price of $0.01 per share for a term of 10 years from the date of issuance of the Warrants. Warrants to purchase the 17 million shares of common stock shall be allocated as follows: Warrants for 5,122,100 shares of Common Stock to Mercator Momentum Fund, L.P.; Warrants for 6,050,300 shares of Common Stock to Mercator Momentum Fund III, L.P.; Warrants for 5,827,600 shares of Common Stock to Monarch Pointe Fund, Ltd. The form of the Warrants is attached hereto as Exhibit A.

4. No Admission of Liability. By entering into this Agreement, neither party hereto admits the allegations or contentions of the other party with respect to the Losses, the Company’s failure to file the Amendment, and related matters, and each party is entering into this Agreement for the sole purpose of resolving this matter and avoiding the time and expense incident to protracted litigation.

5. Entire Agreement. This Agreement constitutes the sole, complete and entire agreement and understanding of the parties concerning the matters contained herein and may not be altered, modified, or changed in any manner except by a writing duly executed by the parties. No conditions precedent to the effectiveness of this Agreement exist, other than as expressly provided for herein. There are no oral or written collateral agreements. All prior discussions and negotiations have been and are merged, integrated into and superseded by this Agreement.

6. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. If any covenants or provisions of this Agreement are determined to be unenforceable by reason of their extent, duration, scope, or otherwise, then the parties contemplate that the court making such determination shall reduce such extent, duration, scope, or other provision and enforce them in their reduced form for all purposes contemplated by this Agreement.

7. Survival. The representations, warranties, covenants, and agreements of the respective parties set forth herein shall survive the date of the consummation of the transaction contemplated in this Agreement.

8. Notices. Any notice, demand, request, or other communication under this Agreement shall be in writing and shall be deemed to have been given on the date of service if personally served or by facsimile transmission (if receipt is confirmed by the facsimile operator of the recipient), or delivered by overnight courier service, or on the third day after mailing if mailed by certified mail, return receipt requested, addressed as follows:

If to the Company, as follows:	Medical Discoveries, Inc.
6033 W. Century Blvd, Suite 1090, Los Angeles, California 90045

If to MAG, as follows:	Mercator Momentum Fund LP
Mercator Momentum Fund III, LP Monarch Pointe Fund, Ltd. c/o MAG Capital LLC 555 Flower Street, Suite 4200 Los Angeles, California 90071

or such other addresses and facsimile numbers as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice, demand, request, or other communication shall be deemed to have been given as of the date so delivered or sent by facsimile transmission (if receipt is confirmed by the facsimile operator of the recipient), three days after the date so mailed, or one day after the date so sent by overnight delivery.

9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10. Relief. Any party’s breach or threatened breach of any covenant contained in this Agreement will cause such damage to the other party as will be irreparable, and for that reason, each party agrees that the other shall be entitled as a matter of right to an injunction from any court of competent jurisdiction restraining any further violation of such covenants by such other party. The right to injunctive relief shall be cumulative and in addition to all other remedies, including, specifically, recovery of damages.

11. Attorneys’ Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the non-prevailing party shall reimburse the prevailing party for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein, including such costs which are incurred in any bankruptcy or appellate proceeding.

12. Jurisdiction and Venue. Any judicial proceeding brought against any of the parties hereto, with respect to the Agreement, shall be brought in any court of competent jurisdiction in Los Angeles, California, irrespective of where such party may be located at the time of such proceeding, and by execution and delivery of the Agreement, each of the parties hereto hereby consents to the jurisdiction and venue of such court and waives any defense or opposition to such jurisdiction and venue.

13. Governing Law. This Agreement shall be governed by and construed under and in accordance with the laws of the State of California, excluding the laws respecting choice or conflicts of law.

14. Additional Documents. Each party shall, at any time and from time to time, execute and deliver to the other party all other and further instruments necessary or convenient to effectuate the purpose and intent of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, individually or by their respective officers, hereunto duly authorized.

MEDICAL DISCOVERIES, INC.

By:/s/ _________________________

David R. Walker, Chairman of the Board

MERCATOR MOMENTUM FUND, LP

By:/s/
David Firestone, General Partner & Manager

MERCATOR MOMENTUM FUND III, LP

By:/s/
David Firestone, General Partner & Manager

MONARCH POINTE FUND, LTD.

By:/s/
David Firestone, General Partner & Manager